                           AMENDMENT NUMBER TWO TO LEASE


     THIS AMENDMENT NUMBER TWO TO LEASE ("Amendment") is made and entered into as of the 16th day of January, 1997 by and between WHIOP REAL ESTATE LIMITED PARTNERSHIP, a Delaware limited partnership as Landlord ("Landlord"), and METRIS DIRECT, INC., a Minnesota corporation (formerly named Fingerhut Financial Services Corporation), as Tenant ("Tenant").

                                      WITNESSETH

     WHEREAS, Fingerhut Financial Services Corporation, as tenant, and The Equitable Life Assurance Society of the United States ("Equitable"), as landlord, entered into a lease dated August 11, 1995, as amended by Amendment Number One to Lease dated August 1, 1996 (together referred to as the "Lease") under which Equitable leased to Tenant certain space known as Suite 1800 and 400 in a building known as Interchange Tower (the "Building") and located at 600 South Highway 169, St. Louis Park, Minnesota 55426, as more particularly described in the Lease, herein called the Premises; and

     WHEREAS, Landlord is now the owner of the Building and has succeeded to the rights and interests of Equitable as the landlord under the Lease.

     WHEREAS, Landlord and Tenant desire to further amend the Lease as provided below.

     NOW, THEREFORE, in consideration of the above recitals, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby amend and supplement the Lease, effective as of the date hereof, as follows:

1) Effective March 1, 1997 and continuing through the Term of the Lease, the Premises as described in the Lease as previously amended as Suite 1800 consisting of approximately 17,859 rentable square feet and Suite 400 consisting of approximately 18,137 rentable square feet, totaling approximately 35,996 rentable square feet, is further amended to include Suite 300, consisting of approximately 18,134 rentable square feet. The Premises shall be described as Suite 1800, located on the eighteenth (18th) floor, Suite 400, located on the fourth (4th) floor and Suite 300 located on the third (3rd) floor, consisting of approximately 54,130 total rentable square feet.

2) Effective for the month of March 1997 no rents shall be paid by Tenant to Landlord for approximately 18,134 rentable square feet on the 3rd floor only, and rents to be paid by Tenant to Landlord are as described in the Lease dated August 1, 1995, as previously amended, including all adjustments as described in Paragraph 3 of said Lease, for approximately 35,996 rentable square feet on the 18th and 4th floors.

3) Effective April 1, 1997 and thereafter, the annual Base Rent to be paid by Tenant to Landlord shall be Three Hundred Fifty Thousand Seven Hundred Twelve and 00/100 Dollars ($350,712.00) in equal monthly installments of Twenty Nine Thousand Two Hundred Twenty Six and 00/100 Dollars ($29,226.00) for the approximately 18,134 rentable square feet on the 3rd floor. The above stated Base Rent per rentable square foot includes Landlord's estimate of the 1996 ("Base Year") Taxes in the amount of $2.97 per rentable square foot ("Base Year Taxes') and Operating Expenses in the amount of $5.17 per rentable square foot ("Base Year Operating Expenses"), all of which are adjustable as described in Paragraph 3 of the Lease. In addition, Tenant shall pay to Landlord for the approximately 35,996 rentable square feet on the 18th and 4th floors those rents as described in the Lease dated August 11, 1995 as previously amended including all adjustments as described in Paragraph 3 of said Lease.

4) Landlord will provide an additional "Tenant Allowance" of $199,474.00 for Tenant Work, to be used as described in Paragraph 2 Improvements of Rider to Lease Agreement attached to the Lease, dated August 11, 1995, except that "Approved Plans" shall mean any plans approved in writing by Landlord.

     Except as hereinabove amended, this Lease shall remain in full force and effect in accordance with its terms.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.


METRIS DIRECT, INC.                     WHIOP REAL ESTATE LIMITED PARTNERSHIP
                                        BY:  WHIOP GEN-PAR, INC.
                                        A DELAWARE CORPORATION, GENERAL PARTNER

By:  /s/ Ronald N. Zebeck               By:  /s/ John F. Markey
     ------------------------------          -----------------------------------

     Ronald N. Zebeck                   John F. Markey
-----------------------------------     ----------------------------------------
(Print Name)                            (Print Name)

     President & CEO                    Senior Vice President - East
-----------------------------------     ----------------------------------------
(Title)                                 (Title)

                              ADDITIONAL LEASE GUARANTY



     The undersigned ("Guarantor") in consideration of, and in order to induce WHIOP Real Estate Limited Partnership ("Landlord") to enter into the attached Amendment Number Two to Lease dated January 16, 1997 with Metris Direct, Inc. ("Tenant") does hereby unconditionally guarantee the payment of rent and the performance of all obligations expressed as to be performed by Tenant under the terms and provisions of the Amendment including payment of damages for any breach of the Lease (collectively the "Lease Obligations") up to, but not in excess of, the amount of the Unamortized Landlord Costs (as hereinafter defined). The "Unamortized Landlord Costs" means the principal which would remain on the date of enforcement of this Guaranty if a principal amount equal to $298,002.00 were fully amortized, in consecutive equal monthly amounts of principal and interest, with interest at the rate of ten percent (10%) per annum, over the period commencing on March 1, 1997 and continuing through November 30, 2000 with payments in arrears due on the first day of each and every month commencing on April 1, 1997 and with all payments first applied to accrued interest. Guarantor's obligation under this Guaranty shall extend through the initial Term of the Lease, and shall be binding upon Guarantor's heirs, successors and assigns.

Whether or not any existing relationship between the Guarantor and Tenant has been changed or ended and whether or not this Guaranty has been revoked, Landlord may, but shall not be obligated to, enter into transactions resulting in the creation or continuance of Lease Obligations, without any consent or approval by Guarantor and without any notice to Guarantor. The liability of Guarantor shall not be affected or impaired by any of the following acts or things (which Landlord is expressly authorized to do, omit or suffer from time to time, both before and after revocation of this Guaranty): (i) any one or more extensions or renewals of the Lease Obligations (whether or not for longer than the original period) or any modification of the contractual terms applicable to the Lease Obligations;
(ii) any waiver or indulgence granted to Tenant, any delay or lack of diligence in the enforcement of the Lease Obligations, or any failure to institute proceedings, file a claim, give any required notices or otherwise protect any other person liable in respect of any of the Lease Obligations;
(iii) the assertion by Landlord of any right or remedy available under the Lease, including without limitation the termination thereof; (iv) any full or partial release of, settlement with, or agreement not to sue, Tenant or any other guarantor or other person liable in respect of any of the Lease Obligations; or (v) any release or discharge of Tenant in any creditors', receivership, bankruptcy or other proceeding; the impairment, limitation or modification of any liability of Tenant or remedy against Tenant in any such proceeding; or the rejection, disaffirmance, disallowance or the like of the Lease or this Guaranty in any such proceeding.

Additional Lease Guaranty



     Guarantor hereby waives notice of acceptance hereof, or any action taken or omitted in reliance hereof, or of any default of Tenant under the Lease. Guarantor hereby further waives any requirement that Landlord first exhaust or pursue Landlord's remedies available under the Lease or any other guaranty or security for Tenant's obligations under the Lease before Landlord proceeds directly, and recovers, against the Guarantor.

     Guarantor will not exercise or enforce any right of contribution, reimbursement, recourse or subrogration available to Guarantor against Tenant, its successors and assigns, or as to any collateral security therefore, unless and until all of the Lease Obligations shall have been fully paid and discharged.

     In addition to the Lease Obligations, Guarantor jointly and severally agrees to pay all costs and expenses, including reasonable attorney's fees, incurred by Landlord in connection with the protection, defense or enforcement of this Guaranty, but excluding the cost of preparation of any initial demand letter for late payments or any initial demand letter for other Lease defaults.

     Notwithstanding the foregoing, Guarantor or Tenant shall have the right at any time, to replace this Guaranty with an unconditional and irrevocable letter of credit issued by an issuer acceptable to Landlord, in its sole discretion (the "LC Issue") and in a form either (a) permitting draws by Landlord on the letter of credit solely upon Landlord stating in writing to the issuer of the letter of credit that Landlord has the right to draw on the letter of credit hereunder or (b) otherwise satisfactory to Landlord in its sole discretion. Said letter of credit, as it may from time to time be extended or replaced, is hereinafter referred to as the "Letter of Credit". The Letter of Credit shall be provided effective as of the first day or any month (the "Effective Date") and shall be in the amount of the Unamortized Landlord Costs as of such Effective Date. The Letter of Credit shall provide that on the first day of the month immediately following the Effective Date and on the first day of each succeeding month thereafter it shall be reduced to an amount equal to the Unamortized Landlord Costs on said date. Guarantor or Tenant, as applicable, may from time to time extend the expiry date of the Letter of Credit by extending amendment or by replacement letter of credit of the same tenor from the LC Issuer. Landlord may draw on the Letter of Credit if (i) Tenant fails timely to pay rent or perform any other Lease Obligations or (ii) the Letter of Credit is within thirty (30) days of the expiry date thereof during the Term of the Lease. If Landlord draws on the Letter of Credit, the amount drawn shall be applied against base rent payable hereunder in inverse order of payment, except that, if the Lease is terminated or Tenant dispossessed, or both, pursuant to Paragraph 15 of the Lease, any amounts drawn which have not previously been

Additional Lease Guaranty



applied to base rents shall be applied to base rents and other amounts payable by Tenant to Landlord hereunder through the day of termination or eviction, and then to amounts payable by Tenant pursuant to Paragraph 15 of the Lease in direct order of maturity (such order of application for draw proceeds is called herein the "Agreed Order of Application"). Under no circumstance shall Landlord have any obligation to refund any amount drawn on the Letter of Credit unless and except to the extent such amounts drawn exceed the amounts payable by Tenant to Landlord in the Agreed Order of Application. Any such excess shall be refunded to Tenant.

     Upon issuance of the Letter of Credit, this Guaranty shall without further act or notice, automatically become null and void, except only for the immediately proceeding paragraph regarding the Letter of Credit. If the Letter of Credit has not been drawn upon on or before the expiration of the term of the Lease, then Landlord shall return the Letter of Credit upon said expiration.


                                       METRIS DIRECT, INC.



                                       By: Peter G. Michielutti
                                           --------------------------------

                                       Its: CFO
                                            -------------------------------